Document Security Systems, Inc. Acquires Cloud Computing Company ExtraDev, Inc. to Deliver Digital Information Security

DSS’ proprietary software AuthentiGuard® DX offers superior digital information security solution which is an effective alternative for securing information in a cloud computing environment

ROCHESTER, NY, May 12, 2011 – Document Security Systems, Inc. (NYSE/AMEX: DMC, “DSS”), announced today that it has acquired a private cloud computing company called ExtraDev, Inc. (“ExtraDev”) in order to expand the company’s presence in the multi-billion dollar cloud computing market.  The acquisition of ExtraDev gives DSS the necessary information systems personnel and cloud expertise to deliver their patented AuthentiGuard® DX information security technology as a Software-as-a-Service offering (SaaS).

AuthentiGuard – DX is a server-side software product accessed by licensed users to secure any user or programmatically selected alphanumeric digitally stored data such as software which resides on a server and is accessed by licensed users to secure any user selected alphanumeric document such as a Word Document, Excel spreadsheet, Outlook email or Power Point. The secure data is then concealed allowing the data to be saved, printed or transmitted with additional security measures applied. Unauthorized individuals that may view the data will obtain redacted information. Authorized users have the option of reversing the secure portion of documents with a password protected viewing system or view the data in printed form with a handheld plastic analog decoder. Protected data is also safeguarded when printed since the hidden information deletes itself if scanned or copied by a counterfeiter.

DSS has demonstrated the system to existing ExtraDev clients such as accounting firms seeking to secure tax returns and financial information and law firms for the security of legal documents.  In addition, the technology can be used to secure any type of document content, from medical information to sensitive personal information such as social security and credit card numbers.

ExtraDev has approximately 100 professional and government clients, 3 secure data centers locations, 2 in New York State and 1 in Northern California.  Headquartered in Rochester, they have been providing Cloud Computing solutions to their clients since 2002.  They have been at the forefront of the industry and have experienced significant growth in their Cloud Services offerings to the point that they are now 100% Cloud focused.

Patrick White, CEO of DSS states: “As shown by the recent major information security breeches at Sony Corporation and the “Wiki leaks” debacle, information security continues to be a critical necessity for businesses and individuals.   Firewalls are being compromised.  Our patented AuthentiGuard® DX technology is the second line of defense since the raw data is protected after a fire wall breech. I really feel it’s a disruptive patented technology in that regards since it has the potential to replace many of the outdated information security technologies on the market”.

White continued, “The acquisition of ExtraDev provides us the infrastructure and delivery method necessary to commercialize this important software product.  Also, ExtraDev has a professional client base that lends itself to needs for this technology.   We anticipate that our new “Digital Product” division will provide significant value for our shareholders.  This truly is a major day for DSS as it enters the company into the massive cloud computing world with a compelling information security product.”

 “We’re excited about the combination of capabilities surrounding this acquisition”, says Mike Roy, CEO of ExtraDev. “With the existing software assets of DSS in conjunction with ExtraDev’s data centers space and development capability this acquisition has all the components needed to develop cutting-edge solutions satisfying a very significant set of needs in the digital marketplace.”

As consideration for the acquisition, DSS assumed liabilities of ExtraDev of approximately $388,000, and issued Mr. Roy and Mr. Trueblood, as new employees of DSS, an aggregate of 94,336 restricted shares of the Company’s common stock, plus options to purchase an aggregate of 65,664 shares of the Company’s common stock, both which vest over time, pursuant to DSS’ 2004 Employee Stock Option Plan, which authorizes the issuance of restricted stock and options to employees.

“Cloud Computing” is the practice of using a network of remote servers hosted on the Internet to store, manage, and process data, rather than a local server or personal computer.   According to a report published by Arizona-based market research firm In-Stat, “by 2014, businesses in the United States will spend more than $13 billion on cloud computing and managed hosting services. This is in comparison to a trifling $3 billion at present”.  In addition, a study conducted by IBM based on various market estimates, found that the global cloud computing market is expected to grow to $126 billion by 2012, a staggering increase from the $47 billion spent just in 2008.

About ExtraDev, Inc.
ExtraDev is a leader and innovator in the hosted solutions business.  Since 1998 ExtraDev has provided data center centric solutions to all types of businesses and local governments nationwide.   The company is now 100% dedicated to Cloud Services.

Since 2002, the company has been involved in the Software-as-a-Service industry (SaaS) – well before most people even new it existed.  They have developed a world class capability that allows them to provide enterprise level IT solutions to companies and firms of all sizes.  ExtraDev has developed a proprietary CloudZone Application Gateway which creates a continuum of possible Cloud solutions for companies that need robust, enterprise class server solutions in the cloud.

Headquartered in Rochester, NY, ExtraDev has been a Microsoft Gold Certified Partner since 2002, consistently ranking in the top 10% of Microsoft Partners based on their participation in the annual partner survey. For more information, visit:  www.extrashare.com.

About Document Security Systems, Inc
Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets.

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More information about Document Security Systems, Inc can be found at www.documentsecurity.com and www.plasticprintingprofessionals.com, www.protectedpaper.com,www.dpirochester.com. and www.premiercustompkg.com.

For more information, contact:

Jody Janson
Document Security Systems, Inc.
Investor Relations
Tel: (585) 232-5440
Email: ir@documentsecurity.com

Cautionary Note Regarding Forward-Looking Statements
Statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as "Forward-Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Readers are directed to the company's filings with the U.S. Securities and Exchange Commission at www.sec.gov for additional information and a presentation of the risks and uncertainties that may affect the company's business and results of operations.